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                                                                    EXHIBIT 12.1


                               APACHE CORPORATION
         STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
              AND COMBINED FIXED CHARGES, PREFERRED STOCK DIVIDENDS
                     AND PREFERRED INTERESTS OF SUBSIDIARIES
                                 (IN THOUSANDS)



 (UNAUDITED)                                                      2001         2000          1999        1998          1997
                                                               ----------   ----------     --------    ---------     ---------
EARNINGS
      Pretax income from continuing operations ............    $1,199,254   $1,203,681     $344,573    $(187,563)    $ 258,640
      Add: Fixed charges excluding capitalized interest ...       142,093      116,190       90,398       78,728        78,531
                                                               ----------   ----------     --------    ---------     ---------

      Adjusted Earnings ...................................    $1,341,347   $1,319,871     $434,971    $(108,835)    $ 337,171
                                                               ==========   ==========     ========    =========     =========
FIXED CHARGES, PREFERRED STOCK DIVIDENDS
  AND MINORITY INTEREST
      Interest expense including capitalized interest(1) ..    $  178,915   $  168,121     $132,986    $ 119,703     $ 105,148
      Amortization of debt expense ........................         2,460        2,726        4,854        4,496         6,438
      Interest component of lease rental expenditures(2) ..         9,858        7,343        5,789        3,808         3,438
                                                               ----------   ----------     --------    ---------     ---------

      Fixed charges .......................................       191,233      178,190      143,629      128,007       115,024
      Preferred stock dividend requirements(3) ............        35,012       33,386       24,788        2,905            --
      Preferred interests of subsidiaries(4) ..............         6,091           --           --           --            --
                                                               ----------   ----------     --------    ---------     ---------

Combined Fixed Charges, Preferred Stock Dividends
  and Preferred Interests of Subsidiaries .................    $  232,336   $  211,576     $168,417    $ 130,912     $ 115,024
                                                               ==========   ==========     ========    =========     =========

Ratio of Earnings to Fixed Charges ........................          7.01         7.41         3.03           --(5)       2.93
                                                               ==========   ==========     ========    =========     =========

Ratio of Earnings to Combined Fixed Charges,
  Preferred Stock Dividends and Preferred
  Interests of Subsidiaries ...............................          5.77         6.24         2.58           --(5)       2.93
                                                               ==========   ==========     ========    =========     =========

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(1)  Apache guaranteed and is contingently liable for certain debt. Fixed charges, relating to the debt for which Apache was contingently liable, have not been included in the fixed charges for any of the periods shown above.

(2) Represents the portion of rental expense assumed to be attributable to interest factors of related rental obligations determined at interest rates appropriate for the period during which the rental obligations were incurred. Approximately 32% to 34% applies for all periods presented.

(3) The Company does not receive a tax benefit for its preferred stock dividends. As a result, this amount represents the pre-tax earnings that would be required to cover preferred stock dividends (including subsidiaries) of $21 million in 2001, $20.0 million in 2000, $14 million in 1999 and $2 million in 1998.

(4)  Excludes preferred stock dividends of subsidiaries.

(5) Earnings were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $237 million and $240 million, respectively, due to the $243 million write-down of the carrying value of United States oil and gas properties.